Exhibit 99.4
                                                                    ------------


                        Report of Independent Accountants


The First National Bank of Atlanta
77 Reeds Way
New Castle Corporate Commons
New Castle, Delaware 19720

       and

The Bank of New York
101 Barclay Street
Corporate Backed Asset Unit
New York, New York 10286


                    Partners First Credit Card Master Trust
                    ---------------------------------------

We have examined management's assertion, included in the accompanying Report of Management on Compliance, that The First National Bank of Atlanta (the "Company"), a wholly-owned subsidiary of Wachovia Corporation, complied with the covenants and conditions of Sections 2.9, 2.10, 2.12, 2.13, 3.2, 3.4(a) and (b), 3.5, 3.6(a) and (b), 4.2, 4.3, and 4.4 of the Amended and Restated Pooling and Servicing Agreement dated as of January 31, 2000 (the "Agreement"), and Sections 3.1, 4.1(c)(i) and (ii), 4.2, 4.3(a)(i), 4.5, 4.6, 4.7, 4.10, 4.12, 4.15(a) and
(b), 5.1(a) - (e), 5.1(h), 5.2(b), and 6.1(g) of the Series 1998-2 and Series
1998-3 Supplements to the Amended and Restated Pooling and Servicing Agreement, dated June 26, 1998, (the "Supplements"), between the Company as Servicer and The Bank of New York as Trustee, during the period January 1, 2000 through December 31, 2000. Management is responsible for the Company's compliance with those covenants and conditions. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those covenants and conditions and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination of the Company's compliance with specified covenants and conditions.

In our opinion, management's assertion that the Company complied with the aforementioned covenants and conditions of the Agreement and Supplements during the period January 1, 2000 through December 31, 2000 is fairly stated, in all material respects.

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This report is intended solely for the information and use of The First National
Bank of Atlanta and The Bank of New York, and is not intended to be and should not be used by anyone other than these specified parties.

                                                           /s/ Ernst & Young LLP



March 15, 2001


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